News Release
For Immediate Release


Contact: Dan A. Chila, EVP and Chief Financial Officer, Sun Bancorp, Inc.
         (856) 691-7700
         Peter G. Schoberl, President and CEO, Advantage Bank
         (800) 959-0068

        Advantage Bank Shareholders Approve Sun Bancorp, Inc. Acquisition

BRANCHBURG, NJ, December 6, 2005 - During a special meeting of shareholders on November 30, 2005, Advantage Bank (OTCBB: ADBK) shareholders approved the agreement and plan of merger by Sun Bancorp, Inc. (NASDAQ: SNBC). The merger is expected to be completed in mid-January 2006.

         "We are pleased that Advantage Bank's shareholders have approved the acquisition and that they feel Sun is the right bank to continue serving customers' personal and business banking needs in Hunterdon and Somerset
Counties," said Thomas A. Bracken, president and CEO of Sun Bancorp, Inc. and its wholly owned subsidiary Sun National Bank. "Even during the first stages of integration, we have already begun to see the benefits of merging these two banks."

         "Advantage and our shareholders are confident in Sun's ability to carry on Advantage's customer service philosophy and provide our customers with expanded product lines and the value-added benefits of a larger bank," said John
A. Fallone, Advantage Bank chairman of the board.

         "The Sun-Advantage merger will enliven this already dynamic market - both for businesses and consumers," said Peter G. Schoberl, president and CEO of Advantage Bank. "Sun has demonstrated their commitment to this marketplace and will carry on our community banking philosophy by providing the service our customers have come to know and expect."

         Following the acquisition, Fallone will join Sun as a board member. Schoberl also will join Sun as the market executive in Hunterdon and Somerset Counties and become a member of Sun's executive management team.

                                    --more--

Sun Bancorp, Inc.                                                 Advantage Bank
226 Landis Avenue                                             3421 Route 22 East
Vineland, NJ 08360                                          Branchburg, NJ 08876
(856) 691-7700 o www.sunnb.com          (800) 959-0068 o www.advantagebanknj.com
Member FDIC                                                   Member FDIC & STAR

Advantage Shareholders Approve Sun Acquisition- page two

         The merger agreement permitted Advantage Bank shareholders to elect to receive either $19.00 in cash or .87 shares of Sun common stock in the merger, subject to adjustment or proration under certain circumstances. The merger agreement also provided for an overall requirement that 50 percent of the outstanding Advantage shares be exchanged for Sun common stock. Because more Advantage Bank shares elected to receive cash in the merger, Advantage Bank shareholders electing cash will receive a pro rata portion of cash, plus Sun common stock for those shares not converted into cash. The proration of the cash portion of the merger consideration is also subject to adjustment based on unexercised stock options that may be exercised prior to the consummation of the merger. Because the actual amount of the proration will not be known until the merger is consummated in January 2006, no assurance can be given as to the exact amount of cash or stock to be issued by Sun in the merger. Sun will announce the results of the proration following completion of the merger.

         Advantage Bank is a state-chartered bank headquartered in Branchburg, NJ. Advantage provides a variety of community banking services to small businesses and individuals through its five branches in Somerset and Hunterdon Counties. Advantage is subject to federal and New Jersey statutes applicable to banks chartered under the New Jersey banking laws. Its deposits are insured by the Federal Deposit Insurance Corporation (FDIC). Accordingly, Advantage is subject to regulation, supervision and examination by the New Jersey State Department of Banking and Insurance and the FDIC.

         Sun Bancorp, Inc. is a multi-state bank holding company headquartered in Vineland, New Jersey. Its primary subsidiary is Sun National Bank, serving customers through 73 Community Banking Centers in Southern and Central NJ, Philadelphia, PA, and New Castle County, DE. The bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnb.com.

         The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

                                       ###